Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EMCORE Corporation:

We consent to the use of our reports dated December 10, 2019, with respect to the consolidated balance sheets of EMCORE Corporation and subsidiaries as of September 30, 2019 and 2018, and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated December 10, 2019, on the effectiveness of internal control over financial reporting as of September 30, 2019, contains an explanatory paragraph that states management of EMCORE Corporation excluded from its assessment of the effectiveness of internal control over financial reporting Systron Donner Inertial, Inc.’s (SDI) internal control over financial reporting associated with 25% of total assets and 11% of total revenue included in the consolidated financial statements of EMCORE Corporation and subsidiaries as of and for the year ended September 30, 2019. Our report also excludes an evaluation of the internal control over financial reporting of SDI.

/s/ KPMG LLP

Irvine, California

January 6, 2020